EXHIBIT 99


                                  PRESS RELEASE

JACKPOT ENTERPRISES, INC.
1110 Palms Airport Drive                         (702)-263-5555
 Las Vegas, Nevada 89119

FOR IMMEDIATE RELEASE                         For further information, contact:
                                                Don R. Kornstein (702) 263-5555

                                                Carnival Resorts & Casinos:
                                                Sherwood M. Weiser
                                                (305) 445-4220

                            JACKPOT ENTERPRISES, INC.
           ANNOUNCES LETTER OF INTENT TO MERGE WITH CRC HOLDINGS, INC.
                          (CARNIVAL RESORTS & CASINOS)
                                       AND
                         RETENTION OF FINANCIAL ADVISOR


        Las Vegas, Nevada; October 29, 1998 - Jackpot Enterprises, Inc. (NYSE:J) announced the signing of a letter of intent to merge with CRC Holdings, Inc., operating as Carnival Resorts & Casinos ("CRC") a privately owned company based in Miami, Florida. CRC presently owns 60% of, and manages Casino Rouge, a riverboat in Baton Rouge, Louisiana and operates Casino Rama, a 200,000 sq. ft. casino located north of Toronto, Canada for the Chippewas of Rama First Nations and the Ontario Casino Corporation. In addition, CRC has an agreement to develop and own a unique destination resort to be known as the Grand Bay Resort at The Village at MonteLago located at Lake Las Vegas just outside of Las Vegas, Nevada. CRC also has other significant potential management/development projects already in various stages of their pipeline, including its selection by the Kalispel Tribe of Indians in the State of Washington, to develop and operate a casino located near Spokane, Washington, for which Governor Gary Locke recently signed the compact allowing the Class III casino project to proceed.

        The merger contemplates that Jackpot will issue 6.485 million shares of its common stock, subject to adjustment under certain circumstances, enabling the combined company to retain Jackpot's existing cash resources. Jackpot's EBITDA, pro forma for the merger, will more than double and, when combined with Jackpot's balance sheet strength and liquidity, growth potential will be significantly enhanced both through possible gaming company acquisitions and completion of development/ management projects already in process.

        A majority of CRC's shareholders have already agreed in principal to the transaction, and its two founding and largest shareholders, Sherwood M. Weiser and Donald E. Lefton, have agreed to serve on Jackpot's expanded Board of Directors. CRC will also have the right to select a third director as Jackpot's Board of Directors will increase from four to seven members upon completion of the transaction. It is expected that Mr. Weiser will serve as Co-Chairman of the Board of the merged company, along with Jackpot's present Chairman, Allan R. Tessler.

        The transaction would require Jackpot stockholder approval. Consequently, Jackpot's Annual Meeting of Stockholders, scheduled for December 16, 1998, has been postponed in favor of a special meeting of stockholders to approve the issuance of the shares in connection with such transaction. The date of the special meeting will be determined after all required documentation is completed. Detailed information about the transaction will be included in a special proxy statement, which will be sent to Jackpot stockholders prior to the meeting.

        Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm with extensive experience in the gaming industry, has been retained by Jackpot's Board of Directors to act as its financial advisor. Their services shall include the rendering of a fairness opinion regarding the fairness of the consideration received for the shares being issued in this transaction.

        Since the letter of intent is non-binding, no assurances can be given that the above described transaction will be consummated or that it will be consummated on the terms described herein. The parties anticipate entering into a definitive agreement on or before December 31, 1998. Further, the transaction is subject to regulatory and other approvals.

        Don R. Kornstein, Jackpot's President and Chief Executive Officer stated, "The merger with CRC will provide Jackpot with important operational and geographic diversification as well as significant internal and acquisition growth opportunities well beyond its core gaming machine route business in Nevada. CRC also provides management depth and profitable gaming operations and a pipeline of development and management opportunities which will further enhance the combined company's growth prospects. In addition, the merger positions Jackpot as one of a very select group of companies with investable cash, strong cash flow and financing flexibility which should enable Jackpot to acquire additional strategic gaming businesses on an attractive valuation basis. With our new partners and combined strengths', I'm truly excited about Jackpot's future opportunities to enhance long-term stockholder value."

        Sherwood M. Weiser, CRC's Chairman & Chief Executive Officer added; "We are extremely pleased with this transaction and believe that it brings together two very able management teams, with the financial strength to be able to selectively grow the merged company over the years."

        It is contemplated that the shares to be issued in connection with this transaction shall be registered on a registration statement to be filed with the Securities and Exchange Commission. Such securities may not be issued and the transaction may not be consummated until such registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

        Jackpot presently operates one of the largest gaming machine route operations and two small casinos, all in Nevada, aggregating approximately 4,300 gaming machines at approximately 400 locations. Gaming machine route operations include the operation of machines at retail stores (supermarkets, drug stores, merchandise stores and convenience stores), bars and restaurants. Jackpot, through its various subsidiary operating companies, has been continuously involved in the expanding gaming industry in Nevada for over three decades.

        Matters   discussed  in  this  news  release   contain   forward-looking
statements.  The  Company  notes  that a  variety  of  factors  could  cause the
Company's actual results and experience to differ materially from the anticipated results or other expectations in the Company's forward-looking statements. Additional information on factors that may affect the operations, performance, development and results of the Company's business are discussed in filings of the Company with the Securities and Exchange Commission.





                                       End